As filed with the Securities and Exchange Commission on May 16, 2007
Registration No. 333-140461

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NANOPHASE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3687863 (I.R.S. Employer Identification No.)
1319 Marquette Drive
Romeoville, Illinois 60446
(630) 771-6708
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOSEPH E. CROSS, CHIEF EXECUTIVE OFFICER
NANOPHASE TECHNOLOGIES CORPORATION
1319 Marquette Drive
Romeoville, Illinois 60446
(630) 771-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
JOHN L. EISEL, ESQ.
GEOFFREY C. COCKRELL, ESQ.
Wildman, Harrold, Allen & Dixon LLP
225 West Wacker Drive
Chicago, Illinois 60606-1229
(312) 201-2000
(312) 201-2555 (fax)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
Subject to Completion, dated May 16, 2007
PROSPECTUS
NANOPHASE TECHNOLOGIES CORPORATION
1,256,281 SHARES OF COMMON STOCK
          This prospectus relates to resales from time to time of up to 1,256,281 shares of our common stock. The shares of common stock were issued by Nanophase to Altana Chemie AG, a German corporation, to whom we refer in this prospectus as the selling stockholder.
          This offering is not being underwritten. We will not receive any proceeds from the sale of these shares. The selling stockholder (which term includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
          Our common stock is traded on the Nasdaq Global Market under the symbol “NANX.” Any common stock sold pursuant to this prospectus will be eligible for trading on such securities market. On May 14, 2007, the closing price of the common stock, as reported on the Nasdaq Global Market, was $6.35 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2007.

NOTICE RELATING TO THIS PROSPECTUS
          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities described in this prospectus, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is correct on any date after its filing dates, even though this prospectus is delivered or securities are sold on a later date.
          As used in this prospectus, “company,” “we,” “our” and “us” refer to Nanophase Technologies Corporation, except where the context otherwise requires or as otherwise indicated.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1–800–732–0330 for further information on the public reference room.
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering under this registration statement is completed or withdrawn:
•	Annual Report on Form 10–K for the fiscal year ended December 31, 2006 filed March 14, 2007,

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed May 10, 2007; and

•	Current Reports on Form 8-K filed January 12, 2007, January 19, 2007, February 22, 2007, April 12, 2007, April 26, 2007, April 30, 2007; and

•	The description of our common stock contained in our registration statement on Form 8–A, including any amendments or reports filed to update such information.
          The information incorporated by reference into this prospectus is an important part of this prospectus. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of the registration statement or this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated documents or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.
          To obtain a copy of these filings at no cost, you may telephone us at 630-771-6708 or write us at Investor Relations Department, Nanophase Technologies Corporation, 1319 Marquette Drive, Romeoville, Illinois 60446. Unless otherwise requested, exhibits to an incorporated document will not be provided unless the exhibit is specifically incorporated by reference into this prospectus.

          In addition, we make available free of charge through our website at http://www.nanophase.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Other than the information expressly incorporated by reference into this prospectus, information on, or accessible through, our website is not a part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.
          References in this prospectus and any prospectus supplement to our common stock include the associated preferred stock purchase rights under our 1998 Rights Agreement, as amended.

PROSPECTUS SUMMARY
          The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under “Risk Factors” beginning on page 4.
The Company
          We are a nanomaterials (also referred to as nanocrystalline materials or nanoparticles) developer and commercial manufacturer. We employ patented, patent-pending, and proprietary technology to create nanomaterials, typically in the range of 5-100 nanometers, which may be singular or multi-element oxides, including rare earth materials. We apply our technologies to modify the nanoparticle and nanoparticle surface to manipulate electrical, mechanical, optical, and other properties, while precisely controlling the particle size and other physical parameters. We also use our technologies to create materials, not normally found naturally, that offer special performance attributes.
          Since 2001, we have created an integrated platform of nanomaterial technologies that are designed to deliver an engineered nanomaterial solution for a particular target market or specific customer application. Our technologies consist of two distinct nanoparticle or nanomaterial manufacturing processes (physical vapor synthesis (“PVS”) and NanoArc™synthesis), nanoparticle surface treatment(s) technologies, and dispersion technologies. We have the ability to deliver various nanomaterials in commercial quantities. Our products are available as nanoparticles, surface-treated nanoparticles, and stable nanoparticle dispersions in aqueous or organic media, providing customers with nanomaterials in readily usable forms. The diverse markets we currently serve include personal care, sunscreens, abrasion-resistant applications, architectural coatings applications, environmental catalysts, antimicrobial products, and a variety of polishing applications, including semiconductors, hard disk drives and optics. We are also developing new markets and applications. Our customers include multinational corporations and Fortune 500 companies.
          We reduce the cycle time for innovation by working with certain customers to jointly develop nanoengineered solutions for particular market needs or specific customer applications. We have complete capability from application development and laboratory samples through pilot quantities and volume production. We have extensive research and development facilities and application laboratories, as well as manufacturing capacity based in two locations in the Chicago area. This capability allows us to develop and supply nanomaterials in quantities ranging from grams to metric tons. Our business model is based on strategic partnerships, typically with companies who currently occupy a targeted market channel(s), and supplying nanomaterials to individual customer-specific needs.
The Offering

Common Stock, together with associated rights, offered by the selling shareholder	1,256,281 shares

Use of Proceeds	We will not receive any proceeds from the offering

Nasdaq Global Market Symbol	NANX
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains and incorporates by reference certain “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect our current expectations of the future results of our operations, performance and achievements. Forward looking statements are covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried wherever possible to identify these statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect our current beliefs and are based on information now available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies that could cause our actual results performance or achievements in 2007 and beyond to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and factors include, without limitation: a decision by a customer to cancel a purchase order or supply agreement in light of our dependence on a limited number of key customers; uncertain demand for, and acceptance of, our nanocrystalline materials; our manufacturing capacity and product mix flexibility in light of customer demand; our limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; our dependence on patents and protection of proprietary information; the resolution of litigation in which we may become involved; and other risks set forth under the caption “Risk Factors” below. You should not place undue reliance on any forward-looking statements. Except as required by federal securities laws, we undertake no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

RISK FACTORS
          This offering involves a high degree of risk. Before making an investment decision, you should carefully consider the following risks and the risks, if any, set forth in any prospectus supplement which accompanies this prospectus and in our periodic reports on Form 10–K and Form 10–Q which have been or will be filed with the SEC and are incorporated by reference into this prospectus. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information appearing elsewhere in this prospectus, or incorporated by reference into this prospectus.
We have a limited operating history and may not be able to address difficulties encountered by early stage companies in new and rapidly evolving markets.
          We have only a limited operating history. We were formed in November 1989 and began our commercial nanomaterials operations in January 1997. We have not yet generated a significant amount of revenue from our nanomaterials operations. Because of our limited operating history and the early stage of development of our rapidly evolving market, we have limited insight into trends that may emerge and adversely affect our business and cannot be certain that our business strategy will be successful or that it will successfully address these risks. In addition, our efforts to address any of these risks may distract personnel or divert resources from other more important initiatives, such as attracting and retaining customers and responding to competitive market conditions.
We have a history of losses that may continue in the future.
          We have incurred net losses in each year since our inception with net losses of $6.45 million in 2004, $5.38 million in 2005, $5.18 million in 2006, and $1.22 in the first three months of 2007. As of March 31, 2007, we had an accumulated deficit of approximately $64 million and presently expect to continue to incur losses on an annual basis through at least to the end of 2007. We believe that our business depends, among other things, on our ability to significantly increase revenue. If revenue fails to grow at anticipated rates or if operating expenses increase without a commensurate increase in revenue, or if we fail to adjust operating expense levels accordingly, then the imbalance between revenue and operating expenses will negatively impact our cash balances and our ability to achieve profitability in future periods.
We depend on a small number of customers for a high percentage of our sales, and the loss of orders from a significant customer could cause a decline in revenue and/or increases in the level of losses incurred.
          Sales to our customers are executed pursuant to purchase orders and long-term supply contracts; however, customers can cease doing business with us at any time with limited advance notice. We expect a significant portion of our future sales to remain concentrated within a limited number of strategic customers. We may not be able to retain our strategic customers, such customers may cancel or reschedule orders, or in the event of canceled orders, such orders may not be replaced by other sales or by sales that are on as favorable terms. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter, which could affect our ability to achieve anticipated revenues on a quarterly basis.
          Revenue from BASF Corporation the Company’s new significant customer in architectural coatings and REHM, accounted for approximately 88% of total revenue for the year ended December 31, 2006, and revenue from the same three customers accounted for approximately 79% of total revenue in 2005. For the years ended December 31, 2006 and 2005, BASF accounted for 56% and 66% of our total revenue, respectively. If we were to lose, or receive significantly decreased orders from, any of these three customers, then our results of operations would be materially harmed. While our agreements with our largest customers are long-term agreements, they may be terminated by the customer with reasonable notice and do not provide any guarantees that these customers will continue to buy our products. In addition, while our agreements with BASF contain certain order requirements, the only repercussion under the agreements for BASF missing the order requirements is that we would be freed from the exclusivity obligations under the BASF contracts.

          We have been consistently expanding both our marketing and business development efforts and our production efficiency in order to address the issues of our dependence upon a limited amount of customers, enhancement of gross profit and operating cash flows, and the achievement of profitability. We currently have customers that may grow to the point where they generate significant revenues and margins as relationships expand. Given the special nature of our products, and the fact that markets for them are not yet fully developed, it is difficult to accurately predict when additional large customers will materialize. Going forward, the Company’s margins, as a percentage of revenue, will be dependent upon revenue mix, revenue volume and the Company’s ability to continue to cut costs. The extent of the growth in revenue volume and the related gross profit that this revenue generates, will be the main drivers in generating positive operating cash flows and, ultimately, net income.
Any downturn in the markets served by us would harm our business.
          A majority of our products are incorporated into our customers’ products such as sunscreens, architectural coatings, polishing slurries, personal care, and to a lesser extent, medical diagnostics, abrasion-resistant coatings for flooring, and other products. These markets have from time to time experienced cyclical, depressed business conditions, often in connection with, or in anticipation of, a decline in general economic conditions. These industry downturns have resulted in reduced product demand and declining average selling prices. Our business would be harmed by any future downturns in the markets that we serve.
Our products often have long adoption cycles, which could make it difficult to achieve market acceptance and makes it difficult to forecast revenues.
          Due to their often novel characteristics and the unfamiliarity with them that exists in the marketplace, our nanomaterials often require longer adoption cycles than materials technologies. Our nanomaterials have to receive appropriate attention within any potential customer’s organization, then they must be tested to prove a performance advantage over existing materials, typically on a systems-cost basis. Once we have proven initial commercial viability, pilot scale production runs must be completed by the customer, followed by further testing. Once production-level commercial viability is established, then our nanomaterials can be introduced, often to a downstream marketplace that needs to be familiarized with them. If we are unable to demonstrate to our potential customers the performance advantages and economic value of our nanomaterials over existing and competing materials and technologies, we will be unable to generate significant sales. Our long adoption cycle makes it difficult to predict when sales will occur.
We frequently depend on collaborative development relationships with our customers and do not have a substantial direct sales force or an established distribution network apart from the distribution networks of our strategic partners. If we are unable to initiate or sustain such collaborative relationships or if the terms of these relationships limit the distribution of our products or if our strategic partners are unable to distribute our products efficiently, then we may be unable to independently develop, manufacture or market our current and future nanomaterials or applications.
          We have established, and will continue to pursue, strategic relationships with many of our customers and do not have a substantial direct sales force or an established distribution network (other than distribution arrangements for research samples). Through these relationships, we seek to develop new applications for our nanomaterials and share development and manufacturing resources. We also seek to coordinate the development, manufacture and marketing of our nanomaterials. Future success will depend, in part, on our continued relationships with these customers and our ability to enter into similar strategic relationships with other customers. Our customers may not continue in these collaborative development relationships, may not devote sufficient resources to the development or sale of our materials or may enter into strategic development relationships with our competitors. These customers may also require a share of control of these collaborative programs. Some of our agreements with these customers limit our ability to license our technology to others and/or limit our ability to engage in certain product development or marketing activities with others. These relationships generally can be terminated unilaterally by customers.
          Additionally, except for our research quantities distribution agreement with Alfa Aesar, these customers generally require exclusive distribution arrangements within the field of application covered by our agreement with these customers, and the very nature of these strategic relationships limits the distribution of our products to the distribution networks available to our strategic relationship partners. In addition, the development agreements with some of our larger customers contain provisions that require us to license our intellectual property to these customers on disadvantaged terms and/or sell or transfer equipment to these customers in the event that we materially breach these agreements or fail to satisfy certain financial covenants. For example, see “Risk Factors—We may need to raise additional capital in the future.”
          If we are unable to initiate or sustain such collaborative relationships or if the terms of these relationships materially limit our access to distribution channels for our products, then we may be unable to independently develop, manufacture or market our current and future nanomaterials or applications.
If commodity metal prices increased at such a rate that we were unable to recover lost margins on a timely basis or that our products became uncompetitive in their current marketplaces, our financial and liquidity position and results of operations would be substantially harmed.
          Many of our significant raw materials come from commodity metal markets that may be subject to rapid price increases. While we generally pass commodity price increases on to our customers, it is possible that, given our limited customer base and the limited control we have over it, commodity metal prices could increase at such a rate that could hinder our ability to recover lost margins from our customers on a timely basis. It is also possible that such drastic cost increases could render some of our materials uncompetitive in their current marketplaces when considered relative to other materials on a cost benefit basis. If either of these potential results occurred, our financial and liquidity position and results of operations would be substantially harmed.
If a catastrophe strikes either of our manufacturing facilities or if we were to lose our lease for either facility due to non-renewal or other unforeseen events, we may be unable to manufacture our materials to meet customers’ demands.
          Our manufacturing facilities are located in Romeoville and Burr Ridge, Illinois. These facilities and some of our manufacturing and testing equipment would be difficult to replace in a timely manner. Therefore, any material disruption at one of our facilities due to a natural or man-made disaster or a loss of lease due to non-renewal or other unforeseen events could have a material adverse effect on our ability to manufacture products to meet customers’ demands. While we maintain customary property insurance, this insurance may not adequately compensate us for all losses that we may incur and would not compensate us for any interruption in our business.
If we are unable to expand our production capabilities to meet unexpected demand, we may be unable to manage our growth and our business would suffer.
          Our success will depend, in part, on our ability to manufacture nanomaterials in significant quantities, with consistent quality and in an efficient and timely manner. We expect to continue to expand our current facilities or obtain additional facilities in the future in order to respond to unexpected demand for existing materials or for new materials that we do not currently make in substantial quantities. Such unplanned demand, if it resulted in rapid expansion, could create a situation where growth could become difficult to manage, which could cause us to lose potential revenue.
Protection of our intellectual property is limited and uncertain.
          Our intellectual property is important to our business. We seek to protect our intellectual property through patent, trademark, trade secret protection and confidentiality or license agreements with our employees, customers, suppliers and others. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate and others, including our competitors, may use our proprietary technology without our consent. We may not receive the necessary patent protection for any applications pending with the U.S. Patent and Trademark Office (“USPTO”) and any of the patents that we currently own or license may not be sufficient to keep competitors from using our materials or processes. In addition, patents that we currently own or license may not be held valid if subsequently challenged by others and others may claim rights in the patents and other proprietary technology that we own or license. Additionally, others may have already developed or may subsequently develop similar products or technologies without violating any of our proprietary rights. If we fail to obtain patent protection or preserve our trade secrets, we may be unable to effectively compete against others offering similar products and services.

In addition, if we fail to operate without infringing the proprietary rights of others or lose any license to technology that we currently have or will acquire in the future, we may be unable to continue making the products that we currently make.
          Moreover, at times, attempts may be made to challenge the prior issuance of our patents. For example, the USPTO has granted a third-party request for re-examination with respect to one patent relating to one of our nanoparticle manufacturing processes. On September 7, 2005, our representatives conducted an interview with the Examiner assigned to the re-examination at the USPTO, resulting in the Examiner preparing an interview summary indicating that rejections to issued claims may be formally withdrawn. However, prior to the USPTO issuing a formal notice confirming patentability, the same unidentified third party filed a second request for re-examination of the patent (which second request, the USPTO has since denied). Nonetheless, a second interview was conducted, resulting in an amendment to all patent claims. Thereafter, a third request for re-examination was filed and granted by the USPTO. We subsequently conducted a third interview with the Examiner and responded to the third request. While we will continue to vigorously defend our patent position, we may not ultimately be successful in maintaining the scope of the claims of this patent during re-examination. While the Company intends to vigorously defend its patent protection against such claims, it does not believe that these patent claims pose a risk of material harm to the Company’s business prospects or competitive positions. If the scope of the Company’s claims protected by the patent in question were ultimately reduced through the pending re-examination proceedings before the USPTO, the Company would still continue to be able to conduct its business as currently conducted, including the use of the technology that is the subject of the patented claims. A reduction in the scope of the claims protected by the Company’s patent in question would limit the Company’s ability to assert infringement claims and suits against other parties using the same or sufficiently similar nanomaterial manufacturing process technology. The Company believes that while patent protection is a valuable asset, a reduction in the scope of the claims protected by the Company’s patent in question would not materially alter the competitive environment in which the Company operates or result in a material loss.
          Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition. In addition, if others assert that our technology infringes their intellectual property rights, resolving the dispute could divert our management team and financial resources.
          In the future, we may license certain of our intellectual property, such as trademarks or copyrighted material, to third parties. While we would attempt to ensure that any licensees maintain the quality and value of our brand, these licenses might diminish this quality and value.
          We may be subject to claims that one or more of the business methods used by us infringe upon patents held by others. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time and other resources from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenue through our inability to serve clients or from increases in costs to license third-party technology.
Our industry is experiencing rapid changes in technology. If we are unable to keep pace with these changes, our business will not grow.
          Rapid changes have occurred, and are likely to continue to occur, in the development of advanced materials and processes. Our success will depend, in large part, upon our ability to keep pace with advanced materials technologies, industry standards and market trends and to develop and introduce new and improved products on a timely basis. We expect to commit substantial resources to develop our technologies and product applications and, in the future, to expand our commercial manufacturing capacity as volume grows. Our development efforts may be rendered obsolete by the research efforts and technological advances of others and other advanced materials may prove more advantageous than those we produce.
The markets we serve are highly competitive, and if we are unable to compete effectively, then our business will not grow.
          The advanced materials industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. The market for materials having the characteristics and potential uses of our nanomaterials is the subject of intensive research and development efforts by both governmental entities and private enterprises around the world. We believe that the level of competition will increase further as more product applications with significant commercial potential are developed. The nanomaterials applications that we are developing will compete directly with products incorporating both conventional and advanced materials and technologies. While we are not currently aware of the existence of commercially available competitive products with the same attributes as those we offer, other companies may develop and introduce new or competitive products. Our competitors may succeed in developing or marketing materials, technologies and better or less expensive products than the ones we offer. In addition, many of our potential competitors have substantially greater financial and technical resources, and greater manufacturing and marketing capabilities than we do. If we fail to improve our current and potential nanomaterials applications at an acceptable price, or otherwise compete with producers of conventional materials, we will lose market share and revenue to our competitors.
We may need to raise additional capital in the future. If we are unable to obtain adequate funds, we may be required to delay, scale-back or eliminate some of our manufacturing and marketing operations or we may need to obtain funds through arrangements on less favorable terms or we may be required to sell or transfer equipment to our largest customer.
          We expect to expend significant resources on research, development and product testing, and in expanding current capacity or capability for new business. In addition, we may incur significant costs in preparing, filing, prosecuting, maintaining and enforcing our patents and other proprietary rights. If necessary, we may seek funding through public or private financing and through contracts with government or other companies. Additional financing may not be available on acceptable terms or at all. If we are unable to obtain adequate funds, we may be required to delay, scale-back or eliminate some of our manufacturing and marketing operations or we may need to obtain funds through arrangements on less favorable terms. If we obtain funding on unfavorable terms, we may be required to relinquish rights to some of our intellectual property.
          To raise additional funds in the future, we would likely sell our equity securities or enter into loan agreements. To the extent that we enter into loan agreements, we may become subject to financial, operational and other covenants that we must observe. In the event that we were to breach any of these covenants, then the amounts due under such loans could become immediately payable by us, which could significantly harm us. To the extent that we sell additional shares of our equity securities, our stockholders may face economic dilution and dilution of their percentage of ownership.
          We currently have supply agreements with BASF and RHEM that contain provisions which could potentially result in a mandatory license of technology and sale and/or transfer of production equipment to the customer providing capacity sufficient to meet its production needs. Under our supply agreement with BASF, a “triggering event” also would occur if:
•	our earnings for a twelve month period ending with our most recently published quarterly financial statements are less than zero and our cash, cash equivalents and investments are less than $2,000,000, or

•	the acceleration of any debt maturity having a principal amount of more than $10,000,000, or we become insolvent as defined in the supply agreement.

          In the event of a triggering event where we are required to sell to BASF production equipment providing capacity sufficient to meet BASF’s production needs, the equipment would be sold at 115% of the equipment’s net book value. Under another of our supply agreements with BASF, upon the breach of certain contractual obligations to BASF, we would be required to sell BASF certain production equipment at the greater of 30% of the original book value of such equipment and any associated upgrades to it or 115% of the equipment’s net book value.
          We believe that we have sufficient cash balances to avoid the first triggering event for the foreseeable future. If a triggering event were to occur and BASF elected to proceed with the license and related sale mentioned above, we would lose both significant revenue and the ability to generate significant revenue to replace that which was lost in the near term. Replacement of necessary equipment that would be purchased and removed by BASF pursuant to this triggering event could take six months to a year. Any additional capital outlays required to rebuild capacity would probably be greater than the proceeds from the purchase of the assets pursuant to our agreement with BASF. This shortfall might put us in a position where it would be difficult to secure additional funding given what would then be an already tenuous cash position. Such an event would also result in the loss of many of our key staff and line employees due to economic realities. We believe that our employees are a critical component of our success and would be difficult to quickly replace and train. Given the occurrence of such an event, we might not be able to hire and retrain skilled employees given the stigma relating to such an event and its impact on us. We might elect to effectively reduce our size and staffing to a point where we could remain a going concern in the near term.
We depend on key personnel, and their unplanned departure could harm our business.
          Our success will depend, in large part, upon our ability to attract and retain highly qualified research and development, management, manufacturing, marketing and sales personnel on favorable terms. Due to the specialized nature of our business, we may have difficulty locating, hiring and retaining qualified personnel on favorable terms. If we were to lose the services of any of our key executive officers or other key personnel, or if we are unable to attract and retain other skilled and experienced personnel on acceptable terms in the future, or if we are unable to implement a succession plan to prepare qualified individuals to assume key roles upon any loss of our key personnel, then our business, results of operations and financial condition would be materially harmed. In addition, we do not currently have “key-man” life insurance policies covering all of our executive officers or key employees, nor do we presently have any plans to purchase such policies.
We face potential product liability risks which could result in significant costs that exceed our insurance coverage, damage our reputation and harm our business.
          We may be subject to product liability claims in the event that any of our nanomaterials product applications are alleged to be defective or cause harmful effects to humans or physical environments. Because our nanomaterials are used in other companies’ products, to the extent our customers become subject to suits relating to their products, such as cosmetic, skin-care, architectural coatings and personal-care products, these claims may also be asserted against us. We may incur significant costs including payment of significant damages, in defending or settling product liability claims. We currently maintain insurance coverage in the amount of $10 million for product liability claims, which may prove not to be sufficient. Even if a suit is without merit and regardless of the outcome, claims can divert management time and attention, injure our reputation and adversely affect demand for our nanomaterials.
We are subject to governmental regulations. The costs of compliance and liability for noncompliance with governmental regulations could have a material adverse effect on our business, results of operations and financial condition.
          Current and future laws and regulations may require us to make substantial expenditures for preventive or remedial action. Our operations, business or assets may be materially and adversely affected by governmental interpretation and enforcement of current or future environmental, health and safety laws and regulations. In addition, our coating and dispersion operations pose a risk of accidental contamination or injury. The damages in the event of an accident or the costs to prevent or remediate a related event could exceed both the amount of our liability insurance and our resources or otherwise have a material adverse effect on our business, results of operations and financial condition.

          In addition, both of our facilities and all of our operations are subject to the plant and laboratory safety requirements of various occupational safety and health laws. We believe we have complied in all material respects with governmental regulations applicable to us. However, we may have to incur significant costs in defending or settling future claims of alleged violations of governmental regulations and these regulations may materially restrict or impede our operations in the future. In addition, our efforts to comply with or contest any regulatory actions may distract personnel or divert resources from other important initiatives.
          The manufacture and use of certain products that contain our nanomaterials are subject to extensive governmental regulation, including regulations promulgated by the U.S. Food and Drug Administration, the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Administration. As a result, we are required to adhere to the requirements of the regulations of governmental authorities in the United States and other countries. These regulations could increase our cost of doing business and may render some potential markets prohibitively expensive.
We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition could be beneficial to our stockholders.
          In October 1998, we entered into a Rights Agreement, commonly referred to as a “poison pill.” The provisions of this agreement and some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:
•	discourage potential acquisition proposals;

•	delay or prevent a change in control; and

•	limit the price that investors might be willing to pay in the future for shares of our common stock.
          In particular, our board of directors is authorized to issue up to 24,088 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock, including up to 2,500 shares of Series A Junior Participating Preferred Stock issuable under the 1998 Rights Agreement.
          In addition, Section 203 of the Delaware General Corporations Law relating to business combinations with related stockholders and the terms of our stock option plans relating to changes of control may discourage, delay or prevent a change in control of the Company.
Future sales of our common stock by existing stockholders could negatively affect the market price of our stock and make it more difficult for us to sell stock in the future.
          Sales of our common stock in the public market, or the perception that such sales could occur, could result in a decline in the market price of our common stock and make it more difficult for us to complete future equity financings. A substantial number of shares of our common stock and shares of common stock subject to outstanding warrants and options may be resold pursuant to currently effective registration statements. In addition to the shares offered pursuant to this prospectus, as of March 1, 2007 there are:

•	15,991,308 shares of common stock that have been issued in registered offerings, upon the exercise of options under our equity incentive plan or in private placements and are freely tradable in the public markets,

•	1,481,290 shares of common stock that may be issued on the exercise of stock options outstanding and exercisable under our equity incentive plan; and

•	906,002 shares of common stock that were issued pursuant to our September 8, 2003 private placement and the related warrant which was exercised on September 2, 2004. The resale of these shares has been registered pursuant to a Registration Statement on Form S-3 which was declared effective by the Securities Exchange Commission on August 13, 2004; and

•	847,918 shares of common stock that were issued pursuant to our August 25, 2006 private placement and may be registered for resale after August 25, 2008 pursuant to the terms of the Registration Rights Agreement executed in connection with this private placement.

          We cannot estimate the number of shares of common stock that may actually be resold in the public market because this will depend on the market price for our common stock, the individual circumstances of the sellers, and other factors. If stockholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could decline significantly.
Bradford T. Whitmore has significant influence on all matters requiring stockholder approval because he beneficially owns a large percentage of our common stock, and he may vote the common stock in ways with which our other stockholders disagree.
     As of March 1, 2007, Bradford T. Whitmore, together with his affiliates, Grace Brothers, Ltd. and Grace Investments, Ltd., beneficially owned approximately 19% of the outstanding shares of our common stock. As a result, he has significant influence on matters submitted to our stockholders for approval, including proposals regarding:
•	any merger, consolidation or sale of all or substantially all of our assets;

•	the election of members of our board of directors; and

•	any amendment to our certificate of incorporation.
          The ownership position of Mr. Whitmore could delay, deter or prevent a change of control or adversely affect the price that investors might be willing to pay in the future for shares of our common stock. Mr. Whitmore’s interests may be significantly different from the interests of our other stockholders and he may vote the common stock he beneficially owns in ways with which our other stockholders disagree. Investors in the Company should also note that R. Janet Whitmore, one of our directors, is the sister of Mr. Whitmore.
We have been involved in litigation. If we are involved in similar litigation in the future, the expense of defending such litigation and the potential costs of judgments against us and the costs of maintaining insurance coverage could have a material adverse effect on our financial performance.
          We have been involved in three securities class action lawsuits, one of which was a consolidation of several related lawsuits. While all of these lawsuits have been settled and dismissed with all settlements funded by our directors and officers liability insurance, we may be the target of additional securities lawsuits in the future. If we are involved in similar litigation in the future, the expense of defending such litigation, the potential costs of judgments against us, the costs of maintaining insurance coverage and the diversion of management’s attention could have a material adverse effect on our financial performance.
Our stock price is volatile.
          The stock markets in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. Our future financial performance and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues in any given period relative to the levels expected by investors could immediately, significantly and adversely affect the trading price of our common stock.
Dilutive Effect of Private Placements.
          On September 8, 2003 we sold 453,001 shares of our common stock to Grace Brothers, Ltd. at a purchase price of $4.415 per share together with a warrant to purchase a like number of shares of common stock during the next twelve months also at a price of $4.415 per share. This warrant was exercised on September 2, 2004 to acquire 453,001 newly issued shares of common stock. The share price for the common stock was determined based on the fifteen-day market closing average for our stock ending September 5, 2003. On September 8, 2003 and September 2, 2004 the closing sale price of our common stock as reported on NASDAQ, was $5.50 and $5.49 respectively, per share. On March 23, 2004 we sold the 1,256,281 shares of our common stock being offered pursuant to this prospectus to Altana at a purchase price of $7.96 per share. The share price for the common stock was determined based on the ten-day market closing average for our stock ending March 18, 2004. On March 23, 2004 the closing sale price of our common stock, as reported on NASDAQ, was $8.26 per share. On August 25, 2006 we sold 847,918 shares of our common stock to Rohm and Haas Electronics Materials CMP Holdings, Inc. at a purchase price of $5.8968 per share. The share price for the common stock was determined based on the twenty-five day market closing average for our stock ending August 21, 2006. On August 25, 2006 the closing price of our common stock, as reported on NASDAQ, was $6.71 per share. Each of these averages was negotiated with the respective investors in an effort to approximate a market price, given volatility. Each of these issuances of stock, at their respective subsequent closing dates, represented below then-current market pricing (looking only at that closing date for this measurement) and, in that context had a dilutive effect on existing common stockholders.
We have never paid dividends.
          We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our stock in the foreseeable future.
USE OF PROCEEDS
          The selling stockholder will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder pursuant to this prospectus. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting or tax services or any other expenses incurred by the selling stockholder in disposing of the shares of common stock, except as described below. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of our counsel and our accountants.
          On March 23, 2004 we completed the sale of 1,256,281 shares of our common stock in a private placement to the selling stockholder resulting in gross proceeds of $10,000,000. To date we have used the proceeds of this private placement for operations, including capital equipment, and general working capital purposes.
SELLING STOCKHOLDER
          All shares of our common stock covered by this prospectus were issued directly by us to the selling stockholder in a private placement completed on March 23, 2004 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act. We granted registration rights to the selling stockholder with respect to the resale of shares of our common stock issued to the selling stockholder.
          In accordance with the registration rights granted to the selling stockholder, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling stockholders.
          Simultaneous to this transaction, we executed a joint development agreement with Altana in order to explore new product applications in fields that are mutually beneficial to both companies. Pursuant to the agreement, we and Altana have granted each other, subject to limited exceptions, exclusive rights for the development and purchase of nanomaterials for use in paints, coatings, inks, polymers and plastics, varnishes and similar applications.
          The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.
          The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling stockholder as of May 10, 2007 and the number of shares which may be offered pursuant to this prospectus for the account of the selling stockholder from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial interest within 60 days after May 10, 2007, through the exercise or conversion of any stock option, warrant, preferred stock or other right. Except for the joint development agreement described above or as described in the footnotes to the table, to the best of our knowledge, the selling stockholder has not had any position, office or other material relationship with our Company or any of our affiliates.

		Maximum	Number of	Percentage of
		Number of	Shares	Class
	Number of Shares	Shares Which	Beneficially	Beneficially
	Beneficially Owned	May Be Sold in	Owned After the	Owned After
Selling Stockholder	Prior to Offering	This Offering	Offering(1)	the Offering(1)
Altana Chemie AG	1,256,281	1,256,281	0	0.0%

(1)	Assumes that the selling stockholder will sell all shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by such stockholder.
PLAN OF DISTRIBUTION
          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customarily received in the types of transactions involved.
          Any or all of the shares offered by the selling stockholder may be offered for sale and sold by, or on behalf of, the selling stockholder from time to time in varying amounts, including in block transactions, on the NASDAQ Global Market, or the over-the-counter market, in privately negotiated transactions, or otherwise, at prices prevailing in such market or as may be negotiated at the time of the sale. The shares may be sold by the selling stockholder directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the selling stockholder may enter into agreements with respect thereto. Such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, and any such broker-dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts and commission might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of shares is made by the selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the selling stockholder.
          In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the selling stockholder in compliance with other applicable state securities laws and regulations.
          The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section (2)11 of the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulations, particularly Regulation M. Compensation paid to any NASD member firm in connection with any distribution of the securities covered by this prospectus will not exceed 7% of the maximum proceeds of such sale.
          We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
          In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospects.
          To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
          We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date all of the shares covered by this prospectus have been sold and (2) the date on which all of the shares covered by this prospectus may be sold without restriction or limitation.

DESCRIPTION OF CAPITAL STOCK
General
          This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
          Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 30,024,088 consisting of 30,000,000 shares of common stock, par value $0.01 per share, and 24,088 shares of preferred stock, par value $0.01 per share.
Common Stock
          As of May 7, 2007 we had 19,080,495 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock do not have cumulative voting rights, which means that holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. Subject to the preferences of any of our outstanding preferred stock from time to time outstanding, the holders of our common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of a liquidation or dissolution of Nanophase, the holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and any payments due to holders of any outstanding shares of our preferred stock from time to time outstanding. The outstanding shares of our common stock are, and the shares offered by this prospectus, when issued, will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.
Preferred Stock
          Our board of directors has the authority to issue up to 24,088 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock, including up to 2,500 shares of Series A Junior Participating Preferred Stock issuable under our shareholder rights plan discussed below. No shares of preferred stock are presently outstanding, and no shares are expected to be issued except in connection with the shareholder rights plan referred to below. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Shareholder Rights Plan
          In October 1998, we declared a dividend of one preferred stock purchase right for each outstanding share of our common stock on November 10, 1998. Each right entitles the holder, upon the occurrence of certain specified events, to purchase from us one ten-thousandth of a share of our Series A Junior Participating Preferred Stock at a purchase price of $25 per one-ten thousandth of a share. The rights further provide that each right will entitle the holder, upon the occurrence of certain specified events (and without the necessity of purchasing the one ten-thousandth of a share of our Series A Junior Participating Preferred Stock), to purchase from us, common stock having a value of twice the purchase price and, upon the occurrence of certain other specified events, to purchase from another entity into which we are merged or which acquires 50% or more of our assets or earnings power, common stock of such other entity having a value of twice the purchase price. The rights are not presently exercisable. The rights generally become exercisable if a person or group acquires 35% or more of our common stock or commences a tender offer that could result in such person or group owning 35% or more of our common stock. In general, the rights may be redeemed by us at a price of $0.01 per right. The rights expire on October 28, 2008.

Anti-takeover Provisions
          As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder’s affiliates or associates, for a period of three years. These restrictions do not apply if:
•	prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•	on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
          Some provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions, which are described below:
•	permit the board of directors to increase its own size and fill the resulting vacancies;

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;

•	authorize the issuance of preferred stock in one or more series; and

•	prohibit stockholder action by written consent.
          These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of Nanophase and its stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of Nanophase that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Nanophase. The provisions are also intended to discourage some tactics that may be used in proxy fights.
Classified Board of Directors
          The certificate of incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of Nanophase as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of Nanophase. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
No Stockholder Action by Written Consent; Special Meetings
          The certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The certificate of incorporation also provides that special meetings of stockholders may be called only by the board of directors, its chairman, or our president or secretary. Stockholders are not permitted to call a special meeting of stockholders or to require that the board of directors call a special meeting.

Number of Directors; Removal; Filling Vacancies
          The certificate of incorporation provides that the board of directors will consist of between five and nine members, the exact number to be fixed by resolution adopted by affirmative vote of a majority of the board of directors. The board of directors currently consists of seven directors. Further, the certificate of incorporation authorizes the board of directors to fill newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by permitting the board of directors to enlarge the size of the board and fill the new directorships with its own nominees. A director so elected by the board of directors holds office until the next election of the class for which the director has been chosen and until his or her successor is elected and qualified. The certificate of incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the total voting power of all outstanding securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.
Transfer Agent and Registrar
          The Transfer Agent and Registrar for our common stock is LaSalle Bank National Association.
NASDAQ Global Market Listing
               Our common stock is listed on the Nasdaq Global Market under the symbol “NANX.”

LEGAL MATTERS
          Wildman, Harrold, Allen & Dixon LLP, Chicago, Illinois is giving an opinion of the validity of the issuance of the securities offered in this prospectus.
EXPERTS
          The balance sheets of Nanophase Technologies Corporation as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006 appearing in Nanophase Technologies Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$842.83
Accounting Fees and Expense	$10,000.00
Legal Fees and Expenses	$10,000.00
Miscellaneous	$0.00

Total	$20,842.83
     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by us.
Item 15. Indemnification of Officers and Directors
          Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
          Our certificate of incorporation provides that to the fullest extent permitted by Delaware law, it shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate of incorporation provides that to the fullest extent permitted by Delaware law, a director shall not be liable to Nanophase Technologies Corporation or its stockholders for breach of fiduciary duty as a director.
          We have entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law and maintain directors and officers liability insurance.
Item 16. List of Exhibits
          (a) Exhibits

4.1	Specimen stock certificate representing Common Stock, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-36937) (the “IPO S-1”).

4.2	Form of Warrants, incorporated by reference to Exhibit 4.2 to the IPO S-1.

4.3	Rights Agreement dated as of October 28, 1998 by and between the Company and LaSalle National Bank, incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed October 28, 1998.

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (the “1998 10-K”).

4.5	Amendment to Rights Agreement dated August 1, 2001 between the Company and LaSalle National Association, as Rights Agent, incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

4.6	2001 Nanophase Technologies Corporation Equity Compensation Plan, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-74170) filed October 29, 2001.

4.7	Second Amendment to Rights Agreement dated May 24, 2002 between the Company and LaSalle National Association, as Rights Agent, incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (File No. 333-90326) filed June 12, 2002.

4.8	Third Amendment to Rights Agreement dated September 5, 2003 between the Company and LaSalle National Association, as Rights Agent, incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed September 10, 2003.

4.9	Subscription Agreement dated September 8, 2003 between the Company and Grace Brothers, Ltd., incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed September 10, 2003.

4.10	Stock Purchase Agreement dated March 23, 2004 between the Company and Altana Chemie AG, incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K, filed March 30, 2004, for the year ended December 31, 2003 (the “2003 10-K”).

4.11	Registration Rights Agreement dated March 23, 2004 between the Company and Altana Chemie AG, incorporated by reference to Exhibit 4.11 to the 2003 10-K.

4.12	2004 Nanophase Technologies Corporation 2004 Equity Compensation Plan, (“2004 Equity Plan”) incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 333-119466).

4.13	Form of Stock Option Agreement under the 2004 Equity Plan, incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K filed March 15, 2005.

4.14	Form of Restricted Share Grant Agreement under the 2004 Equity Plan, , incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed March 15, 2005.

4.15	Form of Performance Share Grant Agreement under the 2004 Equity Plan, incorporated by reference to Exhibit 4.15 to the Company’s Annual Report on Form 10-K filed March 15, 2005.

4.16	2005 Nanophase Technologies Corporation Equity Compensation Plan, incorporated by reference to Exhibit 4 to the Company’s Non-Employee Director Restricted Stock Plan, incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Form DEF14A filed May 17, 2005.

4.17	First Amendment to the Nanophase Technologies Corporation 2005 Non-Employee Director Restricted Stock Plan, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 9, 2006.

5	Opinion of Wildman, Harrold, Allen & Dixon LLP

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page)
               (b) Financial Statement Schedule
                      None
Item 17. Undertakings
     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-

effective amendment by those paragraphs is conformed in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registration Certificate of Incorporation, Bylaws, indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Nanophase Technologies Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Romeoville, Illinois as of May 16, 2007.

NANOPHASE TECHNOLOGIES CORPORATION
/s/ JOSEPH E. CROSS
Joseph E. Cross,
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 16, 2007.

Signature	Title

/s/ JOSEPH E. CROSS	President and Chief Executive Officer
Joseph E. Cross

/s/ JESS JANKOWSKI	Chief Financial Officer, Vice President and Corporate Controller (Principal Accounting and Financial Officer)
Jess Jankowski

*	Chairman of the Board
Donald Perkins

*	Director
James Henderson

*	Director
James McClung

*	Director
Jerry Pearlman

Signature	Title

*	Director
Richard Siegel

*	Director
R. Janet Whitmore

/s/ JESS JANKOWSKI
Jess Jankowski Attorney-in-fact

EXHIBIT INDEX
5	Opinion of Wildman, Harrold, Allen & Dixon LLP

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5)